White Mountain Signs Non-Binding MOU with Sinosteel for Cerro Blanco Project and Desalination Plant

SANTIAGO, Chile, October 12, 2015 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to announce the signing of a non-binding Memorandum of Understanding (the “MOU”) with Sinosteel Equipment & Engineering Co., Ltd (“Sinosteel MECC”). Sinosteel MECC is a public listed company with majority shares controlled by a major Chinese state-owned metallurgy and resources group, Sinosteel Corporation Limited. Sinosteel MECC is mainly engaged in developing and processing metallurgical minerals, trading & logistics of metallurgical raw materials and products, and engineering, equipment manufacturing and supply of equipment & technical services to ferrous and nonferrous Industries.

The broad terms of the MOU stipulate that Sinosteel MECC is willing to cooperate with WMTC in the development of the Cerro Blanco project, including the ancillary desalination plant. This cooperation includes Engineering, Procurement, and Construction of the rutile concentrator plant, rutile products off-take and helping WMTC to get financial support from certain financial service firms, as well as major Chinese banks. Direct equity investment by Sinosteel MECC in the Cerro Blanco project, and/or the desalination project, would also be considered, subject to the completion of a final BFS and approval by relevant authorities that oversee Sinosteel MECC. The Company’s engineering staff are working with Sinosteel MECC, providing the necessary information and technical data, to support the financial and technical appraisal of the Cerro Blanco project and the desalination plant by Sinosteel MECC and their advisors.

The Company will continue to work with Sinosteel MECC in the near future to draft a more definitive agreement, and further information, to the market and shareholders, will be released accordingly.

Commenting on the MOU, Kin Wong, Chairman and Chief Executive Officer of White Mountain, said, “We look forward to furthering our relationship with Sinosteel MECC, with a goal to complete the construction of the desalination plant and advance the Cerro Blanco project in a timely, cost efficient and financially sound way.”

Investor Call

The Company has scheduled a corporate update through an Investor Conference Call scheduled for Thursday, October 15, 2015, at 4:30 PM Eastern Daylight Time. Dial-in details for the Investor Conference Call are provided below.

Dial-In Number:	1-302-202-1098 for all countries except the UK
001-302-202-1098 for UK callers
Participant Access Code:	528512

A recording and transcript of the Investor Conference Call will be posted on the Company’s website promptly following the call.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometers west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project. The Company's principal objectives are to develop its desalination plant and to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

White Mountain Titanium Corporation

Howard Crosby , Senior V-P Investor Relations	Michael P. Kurtanjek, President & COO
(509) 526 - 3491	011 562 2657 1800
SOURCE White Mountain Titanium Corporation